Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Bonanza Creek Energy, Inc. for the year ended December 31, 2013.  We hereby further consent to the use of information contained in our reports setting forth the estimates of revenues from Bonanza Creek Energy, Inc.’s oil and gas reserves as of December 31, 2013, and to the inclusion of our reports dated January 15, 2014, as an exhibit to the Annual Report on Form 10-K of Bonanza Creek Energy, Inc. for the year ended December 31, 2013.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
February 25, 2014